AMENDED AND RESTATED
                      INVESTMENT SUB-SUB-ADVISORY AGREEMENT

--------------------------------------------------------------------------------

      This AGREEMENT is effective as of the 1st day of January, 2010, and Amended and Restated effective as of the 1st day of December, 2012, by and among INVESCO ADVISERS, INC., a Delaware corporation and registered investment adviser (the "Sub-Adviser"), and INVESCO ASSET MANAGEMENT LTD., a company incorporated in England and Wales, authorized by the Financial Services Authority and a registered investment adviser (the "Sub-Sub-Adviser"), each, a "party."

                                    RECITALS
                                    --------

      WHEREAS, the JNL/Invesco Global Real Estate Fund (the "Fund") is a series portfolio of the JNL Series Trust (the "Trust"), a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company;

      WHEREAS, the Jackson National Asset Management, LLC (the "Adviser") and Sub-Adviser are parties to a certain Investment Sub-Advisory Agreement, effective as of January 1, 2010, and Amended and Restated effective as of the 1st day of December, 2012, pursuant to which the Sub-Adviser acts as the investment manager with respect to certain series portfolios of the Trust, including the Fund;

      WHEREAS, the Sub-Adviser desires to retain the Sub-Sub-Adviser to provide certain investment management services with respect to the Fund upon the terms and conditions set forth below;

      WHEREAS, the parties acknowledge that the services provided by the Sub-Sub-Advisor shall be understood to include the service of "portfolio management" under the Markets in Financial Instruments Directive (2004/39/EC), the MiFID Implementing Regulations (Regulations no. 1287/2006) and the MiFID Implementing Directive (2006/73/EC) (collectively, "MiFID"));

      WHEREAS,   the  parties  acknowledge  that  the  Sub-Sub-Advisor  and  the investment advisory services which are the subject of this Agreement are subject to regulation under MiFID; and

      WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, as determined in accordance with the 1940 Act (the "disinterested Trustees"), have approved the retention of the Sub-Adviser to provide the investment management services contemplated herein.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    APPOINTMENT.
      ------------

      (a) The Sub-Adviser hereby appoints the Sub-Sub-Adviser to act as a discretionary investment manager with respect to the Fund for the period and pursuant to the terms and conditions set forth herein. The Sub-Sub-Adviser accepts such appointment and agrees to provide the services contemplated herein, pursuant to the terms and conditions set forth and for the compensation described herein.

      (b) The Sub-Advisor acknowledges the risk warnings set out in Schedule 1, which may be updated by the Sub-Sub-Advisor at any time by written notice to Sub-Advisor.

      (c) The Sub-Advisor acknowledges that it is the sole client of the Sub-Sub-Advisor under this Agreement and is properly classified by Sub-Sub-Advisor as a "professional client" (as defined in MiFID) for the purposes of such rules. The Sub-Advisor may request that it be opted down to the status of "retail client" (as defined in MiFID), in which case it would benefit, if the request were granted, from the higher level of protection that is afforded to this category of client. It is not the Sub-Sub-Advisor's current policy to agree to such reclassifications.

2.    DUTIES OF SUB-SUB-ADVISER.
      --------------------------

      (a) Subject to the supervision of the Sub-Adviser, the Sub-Sub-Adviser shall develop and implement an investment program for the Fund that is consistent with the investment objectives, policies and restrictions set forth in the Fund's prospectus and Statement of Additional Information, as they may be amended from time to time; PROVIDED, HOWEVER, that the Sub-Sub-Adviser shall not be responsible for compliance with any amendments to such prospectus or Statement of Additional Information until such time as the Sub-Sub-Adviser shall have been given actual notice of such amendment(s) and a reasonable opportunity to implement changes in the Fund's investment program.

      (b) The Sub-Sub-Adviser shall exercise discretion with respect to the selection of investments for the Fund's portfolio, the disposition of such investments, the selection of brokers to be used in connection with the trading and settlement of transactions for the Fund. In connection with the placement of orders with brokers and dealers which involve transactions for the Fund, the Sub-Sub-Adviser must take all reasonable steps to obtain, when executing orders, the best possible result (the "Best Execution Obligation") in accordance with MiFID and consistent with its obligations under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and applicable rules and guidance issued by the Securities and Exchange Commission (the "SEC") and its staff thereunder.

      (c) The Sub-Sub-Advisor has provided information on its arrangements to comply with the Best Execution Obligation in Schedule 2. The Sub-Sub-Advisor agrees that the Sub-Advisor may provide this information to its own underlying clients, or an alternative document as agreed by the parties from time to time. The Sub-Sub-Advisor may provide an update of the information disclosed about its best execution arrangements at any time by written notice to Sub-Advisor.

      (d) The Sub-Sub-Advisor shall provide the Sub-Advisor with such additional information on its best execution arrangements and any law or regulation in its jurisdiction on best execution as the Sub-Advisor may reasonably request from time to time.

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                                   PAGE 2 OF 7

      (e) The Sub-Advisor acknowledges that any specific instructions given by the Sub-Advisor to the Sub-Sub-Advisor in relation to the execution of orders under this Agreement may prevent the Sub-Sub-Advisor from taking the steps it has designed and implemented in its best execution policy to obtain the best possible result for the execution of those orders in respect of the elements covered by those instructions.

      (f) The Sub-Advisor gives its consent to the Sub-Sub-Advisor's best execution arrangements as summarised in Schedule 2. It also gives its prior express consent to the Sub-Sub-Advisor executing orders outside a regulated market or a multilateral trading facility, as those terms are defined in MiFID.

      (g) It is the Sub-Sub-Advisor's practice, when feasible, to aggregate into a single transaction its requests for execution of purchases or sales of a particular security for the accounts of several clients or mutual funds, in order to seek a lower commission or more advantageous net price. The benefit, if any, obtained as a result of such aggregation, is generally allocated pro rata among the accounts of the clients who participated in the aggregated transaction. The Sub-Advisor acknowledges that this process may work on some occasions to the Sub-Advisor's disadvantage. It also acknowledges that, in the case of a client who has restricted the Sub-Sub-Advisor to a particular broker or dealer with respect to a portion of transactions for that client's account, such client may be unable to participate in aggregated orders. Where such client's account does not participate in an aggregated order, that client will not receive the benefit, if any, of a lower commission resulting from the aggregation. In addition, the Sub-Advisor has been advised by the Sub-Sub-Advisor that the timing of orders for the purchase or sale of securities through the broker may be affected (e.g., may be delayed) when the Sub-Sub-Advisor is attempting to execute trades through another broker during the same time period for the same securities on behalf of other clients.

      (h) Consistent with the obligations set forth above, the Sub-Sub-Adviser may, in its discretion, place orders which involve transactions for the Fund with brokers and dealers who sell shares of the Fund and/or provide the Fund, Adviser, Sub-Adviser, or Sub-Sub-Adviser with research, analysis, advice or similar services. The Sub-Sub-Adviser may pay brokers and dealers in return for research and analytic services a higher commission or spread than may be charged by other brokers or dealers, subject to the Sub-Sub-Adviser determining in good faith that such commission or spread is reasonable either in terms of (i) the particular transaction or (ii) the overall responsibility of the Sub-Sub-Adviser to the Fund and its other clients to ensure that the total commissions or spreads paid by each client are reasonable in relation to the benefits to such client over the long term.

      (i) In no instance will securities held by or being acquired for the Fund be purchased from or sold to the Sub-Sub-Adviser, or any affiliated person of the Sub-Sub-Adviser or the Fund, except in accordance with the 1940 Act, the Advisers Act, and applicable rules, guidance and exemptive orders issued by the SEC and its staff thereunder.

      (j)   Whenever  the  Sub-Sub-Adviser   simultaneously   places  orders  to
            purchase or sell the same security on behalf of the Fund and one or more other accounts managed by the

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                                   PAGE 3 OF 7

            Sub-Sub-Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed by the Sub-Sub-Adviser to be equitable to each account.

      (k) The Sub-Sub-Adviser shall act on instructions received from the Sub-Adviser, to the extent that such instructions are not inconsistent with the Sub-Sub-Adviser's fiduciary duties, applicable law, or any obligations to the Fund hereunder.

      (l) The Sub-Sub-Adviser shall maintain all records and other information relative to the Fund as confidential and proprietary information of the Fund, and will not use such records of information for any purpose other than in connection with the performance of its responsibilities hereunder; provided, however, that the Sub-Sub-Adviser may disclose records or information relative to the Fund when directed by order of a court or regulatory authority.

3. EXPENSES OF THE FUND. The Sub-Adviser shall be responsible for the reasonable costs and expenses associated with the provision of the services contemplated herein; PROVIDED, HOWEVER, that the Fund shall be responsible for the cost associated with the purchase or sale of any security or investment contract or other instrument for the Fund's portfolio and the fees, expenses and costs associated with all other aspects of the Fund's operations.

4. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, the Sub-Adviser will pay the Sub-Sub-Adviser a fee in accordance with the current Invesco Transfer Pricing Policy. Such fee shall be computed weekly and paid monthly to Sub-Adviser on or before the last business day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

5. SERVICES NOT EXCLUSIVE. The services to be provided by the Sub-Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Sub-Adviser shall be free to provide similar services to other clients so long as the provision of such services to such other clients does not impair the Sub-Sub-Adviser's ability to provide the services contemplated hereunder. Nothing contained herein shall be construed to limit or restrict the right of any director, officer or employee of Sub-Sub-Adviser (who may also be a director, officer or employee of the Sub-Adviser) to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6. COMPLIANCE WITH APPLICABLE LAW. The Sub-Sub-Adviser shall comply with all applicable laws, rules and regulations in the discharge or its obligations hereunder, specifically including, but not limited to Rule 17j-1, under the 1940 Act and the regulations adopted by the U.S. Securities and Exchange Commission; and the requirements of the Commodities Exchange Act and the regulations adopted by the U.S. Commodity Futures Trading Commission and National Futures Association. Further, the Sub-Sub-Adviser will conduct its activities under this Agreement in accordance with applicable regulations of any governmental authority pertaining to its investment advisory activities.

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                                   PAGE 4 OF 7

7. TERM AND APPROVAL. This Agreement shall become effective upon approval by Board of Trustees of the Trust, including a majority of the disinterested Trustees, and shall thereafter continue in force and effect for two (2) years and may be continued from year to year thereafter, provided that such continuation is specifically approved at least annually by Board of Trustees of the Trust, including a majority of the disinterested Trustees.

8. TERMINATION. This Agreement shall automatically terminate in the event of its assignment, as defined in Section 2(a)(4) of the 1940 Act. The Agreement may be also terminated:

      (a) at any time, without the payment of any penalty, by the vote of the Fund's Board of Trustees or by vote of a majority of the Fund's outstanding voting securities;

      (b) by either party upon the occurrence of a material breach of the terms of the Agreement by the other party that remains uncured for a period of thirty (30) days after notice of such breach has been given by the terminating party; or

      (c) the Sub-Sub-Adviser may terminate the agreement upon ninety (90) days notice if the Fund materially changes its investment objectives, policies or restrictions and the cost of performance hereunder by the Sub-Sub-Adviser is increased.

9. LIABILITY OF THE SUB-SUB-ADVISER. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder on the part of the Sub-Sub-Adviser or any of its officers, directors or employees, the Sub-Sub-Adviser shall not be subject to liability to the Sub-Adviser, Adviser or Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or investment contract or other instrument for the Fund's portfolio.

10. NOTICES. Any notices under this Agreement shall be given in writing, addressed and delivered or mailed, postage paid, to such address as may be designated for the receipt of such notice, with copies to the Adviser and the Fund. The respective addresses for the delivery of such notices are as follows:

      IF TO SUB-ADVISER:
      ------------------
      Invesco Advisers, Inc.
      11 Greenway Plaza, Suite 100
      Houston, Texas 77046
      Attention: Gary K. Wendler, Managing Director
      Copy to:   John M. Zerr, General Counsel

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                                   PAGE 5 OF 7

      IF TO THE SUB-SUB-ADVISER:
      --------------------------
      Invesco Asset Management Ltd.
      30 Finsbury Square
      London, England EC2A1AG
      Attention: Michelle Moran, General Counsel
      Copy to:  Sub-Adviser

      COPIES TO THE ADVISER AND FUND MAY BE DELIVERED TO:
      ---------------------------------------------------
      JNL Series Trust
      Jackson National Asset Management, LLC
      225 West Wacker Drive, Suite 1200
      Chicago, Illinois 60606
      Attention: Mark D. Nerud, President

11. DISPUTE RESOLUTION. All claims, disputes and other matters in question between the parties to this Agreement, arising out of or relating to this Agreement or the breach or alleged breach thereof, shall be decided by arbitration in accordance with the rules of the American Arbitration Association then in effect unless the parties mutually agree otherwise. Notice of the demand for arbitration shall be filed in writing with the other party to the Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The prevailing party in any arbitration under this Agreement shall be awarded its reasonable attorney's fees and costs associated with the arbitration. The location for arbitration of any and all claims, controversies or disputes arising out of or relating to this Agreement or any breach or alleged breach thereof shall be in Houston, Texas.

12. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware (without regard to conflict or choice of law provisions), the 1940 Act, the Advisers Act, and applicable rules, guidance and exemptive orders issued by the SEC and its staff thereunder.

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                                   PAGE 6 OF 7

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 21st day of February 2013, effective December 1, 2012.

INVESCO ADVISERS, INC.

By: /s/ Todd L. Spillane
   -------------------------------------
Name:   Todd L. Spillane
     -----------------------------------
Title:  SVP, CCO
      ----------------------------------

INVESCO ASSET MANAGEMENT LTD.

By:     /s/ M. McLaughlin
   -------------------------------------
Name:   M. McLaughlin
     -----------------------------------
Title:  Director
      ----------------------------------

JNL SERIES TRUST

By:     /s/ Mark D. Nerud
   -------------------------------------
Name:   Mark D. Nerud
     -----------------------------------
Title:  President and CEO
      ----------------------------------

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                                   PAGE 7 OF 7

                                   SCHEDULE 1

                                  Risk Warnings

APPENDIX E
----------

1.    GENERAL

      This general risk warning applies to all forms of investment: the value of investments and the income derived from such investments can fall as well as rise.

2.    FUTURES AND OPTIONS

      This brief statement does not disclose all of the risks and other significant aspects of trading in futures and options. In light of the risks, the Customer should undertake such transactions only if the Customer understands the nature of the contracts (and contractual relationships) into which the Customer is entering and the extent to the Customer's exposure to risk. Trading in futures and options is not suitable for many members of the public. The Customer should carefully consider whether trading is appropriate for the Customer in light of the Customer's experience, objectives, financial resources and other relevant circumstances.

      FUTURES

      EFFECT OF 'LEVERAGING' OR 'GEARING'

a) Transactions in futures carry a high degree of risk. The amount of initial margin is small relative to the value of the futures contract so that transactions are 'leveraged' or 'geared'. A relatively small market movement will have a proportionately larger impact on the funds the Customer has deposited or will have to deposit: this may work against the Customer as well as for the Customer. The Customer may sustain a total loss of initial margin funds and any additional funds deposited with the firm to maintain the Customer's position. If the market moves against the Customer's position or margin levels are increased, the Customer may be called upon to pay substantial additional funds on short notice to maintain the Customer's position. If the Customer fails to comply with a request for additional funds within the time prescribed, the Customer's position may be liquidated at a loss and the Customer will be liable for any resulting deficit.

      RISK-REDUCING ORDERS OR STRATEGIES

b) The placing of certain orders (e.g. 'stop-loss' orders, where permitted under local law, or 'stop-limit' orders) which are intended to limit losses to certain amounts may not be effective because market conditions may make it impossible to execute such orders. Strategies using combinations of position, such as 'spread' and 'straddle' positions may be as risky as taking simple 'long' or 'short' positions.

      OPTIONS

      VARIABLE DEGREE OF RISK

c) Transactions in options carry a high degree of risk. Purchasers and sellers of options should familiarise themselves with the type of option (i.e. put or call) which they contemplate trading and the associated risks. The Customer should calculate the extent to which the value of the options must increase for the Customer's position to become profitable, taking into account the premium and all transaction costs.

      The purchaser of options may offset or exercise the options or allow the options to expire. The exercise of an option results either in a cash settlement or in the purchaser acquiring or delivering the underlying interest. If the option is on a future, the purchaser will acquire a futures position with associated liabilities for margin (see the section on Futures above). If the purchased options expire worthless, the Customer will suffer a total loss of the Customer's investment which will consist of the option premium plus transactions costs. If the Customer is contemplating

                           SCHEDULE 1 - RISK WARNINGS
      purchasing deep-out-of-the-money options, the Customer should be aware that the chance of such options becoming profitable ordinarily is remote.

      Selling ('writing' or 'granting') and option generally entails considerably greater risk than purchasing options. Although the premium received by the seller is fixed, the seller may sustain a loss well in excess of that amount. The seller will be liable for additional margin to maintain the position if the market moves unfavourably. The seller will also be exposed to the risk of the purchaser exercising the option and the seller will be obligated to either settle the option in cash or to acquire or deliver the underlying interest. If the option is on a future, the seller will acquire a position in a future with associated liabilities for margin (see the section on Futures above). If the option is 'covered' by the seller holding a corresponding position in the underlying interest or a future or another option, the risk may be reduced. If the option is not covered, the risk of loss can be unlimited.

      Certain exchanges in some jurisdictions permit deferred payment of the option premium, exposing the purchaser to liability for margin payments not exceeding the amount of the premium. The purchaser is still subject to the risk of losing the premium and transaction costs. When the option is exercised or expires, the purchaser is responsible for any unpaid premium outstanding at that time.

      ADDITIONAL RISKS COMMON TO FUTURES AND OPTIONS

      TERMS AND CONDITIONS OF CONTRACTS

d) The Customer should ask the firm with which the Customer deals about the terms and conditions of the specific futures or options which the Customer is trading and associated obligations (e.g. the circumstances under which the Customer may become obligated to make or take delivery of the underlying interest of a futures contract and, in respect of options, expiration dates and restrictions on the time for exercise). Under certain circumstances the specifications of outstanding contracts (including the exercise price of an option) may be modified by the exchange or clearing house to reflect changes in the underlying interest.

      SUSPENSION OR RESTRICTION OF TRADING AND PRICING RELATIONSHIPS

e) Market conditions (e.g. illiquidity) and/or the operation of the rules of certain markets (e.g. the suspension of trading in any contract or contract month because of price limits or 'circuit breakers') may increase the risk of loss by making it difficult or impossible to effect transactions or liquidate/offset positions. If the Customer has sold options, this may increase the risk of loss.

      Further, normal pricing relationships between the underlying interest and the future, and the underlying interest and the option may not exist. This can occur when, for example, the futures contract underlying the option is subject to price limits while the option is not. The absence of an underlying reference price may make it difficult to judge 'fair' value.

      DEPOSITED CASH AND PROPERTY

f) The Customer should familiarise its self with the protections accorded money or other property the Customer deposits for domestic and foreign transactions, particularly in the event of a firms insolvency or bankruptcy. The extent to which the Customer may recover the Customer's money or property may be governed by specific legislation or local rules. In some jurisdictions, property which had been specifically identifiable as the Customer's own will be pro-rated in the same manner as cash for purposes of distribution in the event of a shortfall.

      COMMISSION AND OTHER CHARGES

g) Before the Customer begins to trade, the Customer should obtain a clear explanation of all commission, fees and other charges for which the Customer will be liable. These charges will affect the Customer's net profit (if any) or increase the Customer's loss.

                           SCHEDULE 1 - RISK WARNINGS

      TRANSACTIONS IN OTHER JURISDICTIONS

h) Transactions on markets in other jurisdictions, including markets formally linked to a domestic market, may expose the Customer to additional risk. Such markets may be subject to regulation which may offer different or diminished investor protection. Before the Customer trades the Customer should enquire about any rules relevant to the Customer's particular transactions. The Customer's local regulatory authority will be unable to compel the enforcement of the rules of regulatory authorities or markets in other jurisdictions where the Customer's transactions have been effected. The Customer should ask the firm with which the Customer deals for details about the types of redress available in both the Customer's home jurisdiction and other relevant jurisdictions before the Customer start to trade.

      CURRENCY RISKS

i) The profit or loss in transactions in foreign currency-denominated contracts (whether they are traded in the Customer's own or another jurisdiction) will be affected by fluctuations in currency rates where there is a need to convert from the currency denomination of the contract to another currency.

      TRADING FACILITIES

j) Most open-outcry and electronic trading facilities are supported by computer-based component systems for the order-routing, execution, matching, registration or clearing of trades. As with all facilities and systems, they are vulnerable to temporary disruption or failure. The Customer's ability to recover certain losses may be subject to limits on liability imposed by the system provider, the market, the clearing house and/or member firms. Such limits may vary: the Customer should ask the firm with which the Customer deal for details in this respect.

      ELECTRONIC TRADING

k) Trading on an electronic trading system may differ not only from trading in an open-outcry market but also from trading on other electronic trading systems. If the Customer undertakes transactions on an electronic trading system, the Customer will be exposed to risks associated with the system including the failure of hardware and software. The result of any system failure may be that the Customer's order is either not executed according to the Customer's instructions or is not executed at all.

      OFF-EXCHANGE TRANSACTIONS

l) In some jurisdictions, and only then in restricted circumstances, firms are permitted to effect off-exchange transactions. The firm with which the Customer deals may be acting as the Customer's counterparty to the transaction. It may be difficult or impossible to liquidate an existing position, to assess the value, to determine a fair price or to assess the exposure to risk. For these reasons, these transactions may involve increased risks. Off-exchange transactions may be less regulated or subject to a separate regulatory regime. Before the Customer undertakes such transactions, the Customer should familiarise its self with applicable rules and attendant risks.

3.    EXCHANGE RATES

      If a liability in one currency is to be matched by an asset in a different currency, or if the services to be provided under the agreement may relate to our investment denominated in a currency other than the currency in which the Customer's Investments are valued, the movement of exchange rates may have a separate effect, unfavourable as well as favourable, on the gain or loss otherwise experienced on investments.

                           SCHEDULE 1 - RISK WARNINGS

                                   SCHEDULE 2

                        Summary of Trade Execution Policy

APPENDIX C
----------

INVESCO ASSET MANAGEMENT  LIMITED ("IAML") - TRADE EXECUTION POLICY - 1 NOVEMBER
--------------------------------------------------------------------------------
2007
----

1. INTRODUCTION, OBJECTIVE AND SCOPE
------------------------------------

This document contains information on IAML's trade execution policy (the "Policy"), which sets out the various high level principles that IAML and its divisions will follow when placing, arranging or executing orders for the various discretionary arrangements in place for its clients ("Client Orders"). This is subject in all respects to the terms of any investment management agreement in place. For its Client Orders, IAML will take all reasonable steps in accordance with the Policy to obtain the best possible result for its clients. In regulatory terms, this may involve execution outside of a Regulated Market or Multilateral Trading Facility (within the meaning of the FSA Rules).

The Policy also covers mandates where investment management activities have been delegated by IAML to other investment management professionals within the INVESCO Ltd Group (including, but not limited to, the United States of America, Hong Kong, Japan, Australia and Continental Europe). References in this document to IAML therefore include those other professionals where applicable.

The Policy, with reference to applicable FSA Rules, covers the following asset classes:-

      o     Equities;
      o     Fixed income;
      o     Cash products;
      o     Structured products; and
      o Over-the-counter (OTC) products (including variations of the above), where applicable.

Although the factors set out in the Policy are expected to produce the best possible result for IAML's clients on a consistent basis, there is no guarantee that circumstances will enable this to be achieved in every single transaction.

Also, wherever there is a specific instruction from a client in respect to an order, IAML must carry out the order in accordance with that specific instruction. HOWEVER, THIS MAY PREVENT IAML FROM TAKING STEPS THAT IT HAS DESIGNED AND IMPLEMENTED TO OBTAIN THE BEST POSSIBLE RESULT IN EXECUTING CLIENT ORDERS.

2. BEST POSSIBLE RESULT
-----------------------

IAML's policy for placing, arranging and or executing orders on behalf of its clients sets out the principles for:-

      o     Selecting suitable venues for execution;
      o     Selecting  suitable  entities as a means of  accessing  those venues
            (IAML may access venues directly or may use an approved counterparty/intermediary to do so) or otherwise executing orders;
      o Evaluating the Execution Factors to be taken into account when choosing the Venue/Entity;

in each case, with reference to the particular client characteristics where applicable.

                 SCHEDULE 2 - SUMMARY OF TRADE EXECUTION POLICY

3. APPROVED COUNTERPARTIES
--------------------------

IAML uses a number of approved counterparties who are selected for their ability to allow it to take all reasonable steps to achieve the best possible result for its clients.

A list of the approved counterparties is maintained on IAML's investment management systems and is available upon request from:-

Director of European Compliance,
INVESCO Asset Management Limited,
30 Finsbury Square,
London
EC2A 1AG

In selecting counterparties for its approved list, IAML will ensure these counterparties owe IAML a duty of best execution and have in place execution arrangements which satisfy its requirements to take all reasonable steps to obtain, on a consistent basis, the best possible result for its client orders as outlined in the Policy. The results they achieve will also be monitored on an ongoing basis. Any new approved counterparty is subjected to a due diligence process, focusing in particular on quality of execution and credit risk where the relevant counterparty will trade on an OTC basis with IAML.

4. HOW APPROVED COUNTERPARTIES AND EXECUTION VENUES ARE CHOSEN
--------------------------------------------------------------

Entities or execution venues that IAML chooses to transmit orders to or execute orders (as applicable), will be selected on the basis of the quality of execution provided by that venue or entity. As such, IAML has assessed a number of venues and entities to ensure they can provide the best possible result, which will be measured for consistency on transactions over a significant period.

Alternative entities or venues may be considered where in the view of IAML the best possible result can be obtained and where the relevant execution factors are taken into account.

Selection of a venue or entity that provides the best possible result over a significant period will be made on the overall basis of general prices available; nature of the orders; depth of liquidity of venues; volatility of the markets; speed of execution; cost of execution; creditworthiness of venues; and quality and cost of clearing and settlement. Different execution techniques will be employed by certain entities, including trading on a regulated exchange or multilateral trading facility, crossing orders with another client of that entity, or executing orders outside a regulated market or multilateral trading facility. Execution venues could include:

      o     Regulated markets
      o     Multilateral trading facilities
      o     Crossing networks
      o     Use of systematic internalisers
      o For funds, the operator or authorised corporate director (ACD) of the fund (or its agent)
      o     For initial public offerings (IPOs), the issuing company
      o     Market  makers,  brokers,  banks and  other  liquidity  providers
      o Non-EEA entities or venues that perform a similar function to those listed above.

However, any client specific instruction may direct execution away from a more suitable venue or entity. Factors will vary according to the different venues selected; however, the best possible result will always be our foremost consideration.

                 SCHEDULE 2 - SUMMARY OF TRADE EXECUTION POLICY

IAML's list of selected venues and entities will be reviewed at least annually, but any significant changes to any previously assessed venue or entity, or addition of a new venue or entity will be updated as soon as identified .

TRANSACTIONS OUTSIDE A REGULATED MARKET OR MULTILATERAL TRADING FACILITY -
--------------------------------------------------------------------------

In cases where client orders in relation to a particular instrument are executed by IAML outside a Regulated Market or Multilateral Trading Facility after 1st November 2007, and the orders could in theory have been dealt with on such a market/facility, then IAML is required to obtain the relevant client's prior express consent.

5. EXECUTION FACTORS -
----------------------

IAML will, based on its experience, market judgement, the nature of the orders and the particular instruments, at all times undertake to obtain the best possible result. The following factors will be taken into account by IAML when seeking to obtain the best possible result for its clients:-

      o     Price;
      o     Costs;
      o     Speed  of  execution;
      o     Likelihood of execution;
      o     Speed of settlement; o Likelihood of settlement;
      o     Size of order;
      o     Nature of order; and
      o     Any other consideration relating to the execution of the order.

The  relative   importance   of  above   factors  will  be   influenced  by  the
characteristics of the client concerned - retail or professional; any characteristics of the client order - any limitations or specific instructions; characteristics of the financial instrument - quoted on-exchange, or bespoke product; any characteristics of the venues or entities used.

IAML will generally give the highest priority to total consideration. Total consideration represents the price of the financial instrument, plus any costs related to execution. Costs include all directly related to the execution of that order. However, IAML may at its discretion and in accordance with the Policy, prioritise other factors outside of price and costs that are considered more important for any given order and should be taken into account. A list of specific examples of such situations (which is not exhaustive) is set out in Appendix A.

6. BEST EXECUTION MONITORING
----------------------------

Assessment of the venues and entities used to provide the best possible result for transactions will be made on an ongoing, consistent basis. Internal monitoring, and where applicable transaction cost analysis tools, will be used for assessment, as well as information obtained from the various venues and entities used by IAML.

Where such monitoring and review is deemed to find that a venue or entity is not consistently providing the best possible result, IAML will first try and resolve the issue with the relevant venue and/or entity. Where resolution appears to be impossible, IAML will give due consideration to cease using that venue or entity.

                 SCHEDULE 2 - SUMMARY OF TRADE EXECUTION POLICY

7.  MATTERS BEYOND OUR CONTROL
------------------------------

Due to systems failures or other reasons which are unavoidable or beyond IAML's reasonable control, IAML may from time to time handle orders in a manner that differs from the normal processes under the Policy. In the event of such an occurrence, IAML will still endeavour to place, arrange and/or execute orders on the best possible terms available in the relevant circumstances. In such circumstances, total consideration may not be the most important factor.

8. GENERAL
----------

The Policy is subject to change. The execution arrangements will be reviewed as circumstances dictate, and at least annually, unless IAML becomes aware that there is a material change in relevant external circumstances. A change to the execution arrangements may result in a change to the Policy. However, IAML will only notify clients of such a change when this is material and directly relevant to them,

The Policy supersedes any previous Policy issued by IAML.

If you have any queries in relation to the Policy then please contact the Director of European Compliance in writing at:

INVESCO Asset Management Limited
30 Finsbury Square
London, EC2A 1AG

APPENDIX A TO TRADE EXECUTION POLICY

o SPECIFIC EXECUTION FACTORS - In a falling or volatile market, IAML may consider speed or certainty of execution to be the most important execution factors. On the other hand, liquidity may be more important where a particularly large order must be dealt with.

o CONFIDENTIALITY - The desire to keep an order confidential may on occasions limit IAML's ability to take the steps it would normally take to ensure it obtains the best possible price; e.g., by speaking to a number of different possible approved counterparties with or through whom the order may be executed. This may be the case in particular with large orders or OTC derivatives. On other occasions, an approved counterparty may provide IAML with confidential research about a possible trade or investment idea, on the basis that if this resulted in an order, IAML would place this with or through the counterparty. IAML would tend to agree to this, subject to any further requirements in the Policy and to it being comfortable that the total consideration relating to the order is commercially acceptable.

o UNITS OR SHARES IN FUNDS - The only method available for buying or selling most of these in practice is to transmit them to the operator of the fund (or its agent) for execution. This includes orders that relate to Invesco funds. In general, these types of operators will therefore be the only "execution venue" we use, regardless of other possible execution factors. Sometimes a fund may be available via a trading platform provided by a third party which in theory could be an alternative execution venue. However, we do not use such platforms, as we do not believe that we would obtain a better price by doing so.

o INVESTMENT TRUSTS SHARES - When it is necessary to buy or sell these, we generally send the order to the official stockbroker appointed by the relevant trust. This includes where we deal with orders relating to Invesco investment trusts. We do this because such shares can often be relatively illiquid, such that the trust's official stockbrokers are generally best placed to provide us on a consistent basis with a competitive market price and the required level of liquidity. We will, however, ensure that any such stockbroker owes us a duty of best execution when executing our orders and we will also regularly monitor the prices they achieve to ensure they meet their obligations.

                 SCHEDULE 2 - SUMMARY OF TRADE EXECUTION POLICY

o INITIAL PUBLIC OFFERINGS (IPOS) - In practice, participating in an IPO will mean that IAML places an order directly with the company issuing the relevant shares.

                 SCHEDULE 2 - SUMMARY OF TRADE EXECUTION POLICY